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                                  EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Name                                                  State of Organization
----                                                  ---------------------

Subsidiaries of Atlantis Plastics, Inc. (Florida):

Atlantis Plastic Films, Inc.                                Delaware

Atlantis Molded Plastics, Inc.                              Florida

Atlantis Plastic Injection Molding, Inc.,                   Kentucky

Pierce Plastics, Inc.                                       Delaware

Rigal Plastics, Inc.                                        Florida

Atlantis Plastics Foreign Sales Inc.                        Barbados

Linear Films, Inc.                                          Canadian

Extrusion Masters, Inc.                                     Indiana